COMPX ANNOUNCES AGREEMENTS TO REDUCE
OUTSTANDING CLASS A COMMON STOCK

DALLAS, TEXAS . . . October 17, 2007 . . . CompX International Inc. (NYSE:  CIX) announced that it has entered into agreements to acquire and/or cancel an aggregate of 2,696,420 shares of its class A common stock held directly or indirectly by a subsidiary of Titanium Metals Corporation (NYSE:  TIE), an affiliate of CompX, at a price of $19.50 per share to be paid in the form of subordinated term loan promissory notes with an aggregate principal amount of $52.6 million.  The notes will mature in seven years and bear interest at a rate of LIBOR plus 1.00%.

The 2,696,420 shares represent approximately 18% of CompX’s 15.2 million shares of class A and class B common stock outstanding prior to the transaction and approximately 52% of CompX’s 5.2 million shares of class A common stock outstanding prior to the transaction.

CompX is a leading manufacturer of security products, furniture components and performance marine components.

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